Exhibit 99.1

News Release – February 16, 2017

CubeSmart Reports 2016 Annual Results:

FFO Per Share Grows 15.2%; Same-Store NOI Increases 10.2%

MALVERN, PA -- (Marketwired) – February 16,  2017 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2016.

“Our strong 2016 performance marks the fourth consecutive year of FFO growth exceeding 15% and same-store NOI growth exceeding 9.0%, demonstrating the strength of our operating platform, the dedication and daily focus of our teammates across the country, and the benefit of owning one of the highest quality portfolios in the industry,” commented President and Chief Executive Officer Christopher P. Marr. “Demand for storage continues to be steady and broad-based and the impact from new supply is in line with our expectations. Looking forward to 2017, we remain focused on executing our internal and external growth strategies and generating attractive risk-adjusted returns for shareholders by maintaining a disciplined approach to capital allocation.”

Key Highlights for the Quarter

•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.38, representing a year-over-year increase of 15.2%.
•	Increased same-store (407 stores) net operating income (“NOI”) 8.1% year over year, driven by 5.8% revenue growth and a 0.2% increase in property operating expenses.
•	Same-store occupancy averaged 92.2% during the quarter, ending the quarter with same-store occupancy of 91.8%, a 20 basis point increase year over year.
•	Closed on four property acquisitions totaling $52.8 million.
•	Established a 10% ownership position in a newly formed joint venture that acquired 13 stores for an aggregate purchase price of $87.5 million.
•	Increased the quarterly dividend 28.6% to an annualized rate of $1.08 per common share from the previous annualized rate of $0.84 per common share.

Funds from Operations

FFO, as adjusted, was $69.0 million for the fourth quarter of 2016, compared with $58.1 million for the fourth quarter of 2015.  FFO per share, as adjusted, increased 15.2% to $0.38 for the fourth quarter of 2016, compared with $0.33 for the same period last year.

FFO, as adjusted, for the year ended December 31, 2016 was $261.2 million, compared with $216.0 million for the year ended December 31, 2015. FFO per share, as adjusted, increased 15.2% to $1.44 for the year ended December 31, 2016, compared with $1.25 for the year ended December 31, 2015.

Investment Activity

Acquisition Activity

The Company acquired four stores for $52.8 million during the three months ended December 31, 2016.  These acquisitions are located in Nevada (2), Arizona (1) and North Carolina (1). For the full year, the Company

Fourth Quarter 2016	Page 1

acquired 25 stores for $334.2 million, excluding three properties acquired upon completion of construction and issuance of certificate of occupancy (“C/O”).

Unconsolidated Joint Venture Activity

On December 15, 2016, the Company invested a 10% ownership position in a newly formed unconsolidated joint venture (“HHFNE”) that acquired 13 stores for an aggregate purchase price of $87.5 million. These properties will be branded and professionally managed by CubeSmart and contain an aggregate of 0.7 million rentable square feet. The stores are located in Massachusetts (6), Connecticut (3), Rhode Island (2) and Vermont (2). To fund a portion of the purchase price, HHFNE entered into a $44.5 million loan that bears interest at LIBOR plus 1.9% and matures December 2019, with options to extend until December 2021. The Company’s contribution to HHFNE related to this portfolio acquisition was $3.8 million.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties in high-barrier-to-entry locations. These agreements are structured as either purchases at C/O or as joint venture developments. During 2016, the Company acquired three stores at C/O and opened for operation two joint venture development properties for a total investment of $133.4 million. These stores are located in New York (3) and Texas (2).

As of December 31, 2016, the Company had four properties under contract to purchase at C/O for a total acquisition price of $61.1 million.  The stores are located in Illinois (2) and Florida (2). The purchase of the four properties is expected to occur at various times between the second and fourth quarters of 2017. These acquisitions are subject to due diligence and other customary closing conditions, and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of December 31, 2016, the Company had five joint venture development properties and two wholly-owned projects under development. The Company anticipates investing a total of $304.9 million related to these projects and had invested $151.5 million of that total as of year end.  These stores are located in New York (5), Washington, D.C. (1) and Florida (1).  Subsequent to December 31, 2016, the Company opened for operation its $9.7 million wholly-owned development property in North Palm Beach, Florida. The six remaining projects are expected to open at various times between the first quarter of 2017 and the fourth quarter of 2018.

Third-Party Management

As of December 31, 2016, the Company’s third-party management program included 316 stores totaling 19.7 million square feet.  During the quarter ended December 31, 2016, the Company added 33 stores to its third-party management program, including 13 properties in the HHFNE joint venture. For the full year, the Company added 115 stores to the third-party management platform.

Same-Store Results

The Company’s same-store portfolio at December 31, 2016 included 407 stores containing approximately 27.8 million rentable square feet, or approximately 84.7% of the aggregate rentable square feet of the Company’s 475 owned stores.  These same-store properties represented approximately 89.2% of property net operating income for the quarter ended December 31, 2016.

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Same-store physical occupancy at period end for the fourth quarter of 2016 was 91.8%, compared with 91.6% for the same quarter of last year.  Same-store revenues for the fourth quarter of 2016 increased 5.8%, and same-store operating expenses increased 0.2% from the same quarter in 2015.  Same-store net operating income increased 8.1%, as compared with the same period in 2015.

For the year ended December 31, 2016, same-store revenues increased 7.0%, same-store operating expenses decreased 0.3%, and same-store net operating income increased 10.2%, as compared with the year ended December 31, 2015.

Operating Results

As of December 31, 2016, the Company’s total owned portfolio included 475 stores containing 32.9 million rentable square feet and had a physical occupancy of 89.7%.

Revenues increased $17.6 million and property operating expenses increased $4.0 million in the fourth quarter of 2016, as compared with the same period in 2015.  Increases in revenues were primarily attributable to increased net effective rents and occupancy levels in the same-store portfolio and revenues generated from property acquisitions.  Increases in property operating expenses were primarily attributable to $4.0 million of increased expenses associated with newly acquired stores.

Interest expense increased from $11.4 million during the three months ended December 31, 2015 to $13.3 million during the three months ended December 31, 2016, an increase of $1.9 million.  The increase is attributable to a higher amount of outstanding debt in 2016, partially offset by lower interest rates in 2016. To fund a portion of the Company’s growth, the average debt balance during the three months ended December 31, 2016 increased approximately $346 million from the same period in 2015 from $1,235 million to $1,581 million. The weighted average effective interest rate on our outstanding debt decreased from 3.97% for the three months ended December 31, 2015 to 3.75% for the three months ended December 31, 2016.

The Company reported net income attributable to the Company’s common shareholders of $23.4 million, or $0.13 per common share, in the fourth quarter of 2016, compared with net income attributable to the Company’s common shareholders of $35.6 million, or $0.21 per common share, in the fourth quarter of 2015. The year-over-year decrease in net income is due to gains from sale of real estate of $17.6 million, or $0.10 per common share, recognized in the fourth quarter of 2015, with no comparable gain recognized in the fourth quarter of 2016.

For the year ended December 31, 2016, the Company reported net income attributable to the Company’s common shareholders of $79.9 million, or $0.45 per common share, compared with net income attributable to the Company’s common shareholders of $71.7 million, or $0.43 per common share for the year ended December 31, 2015.

Financing Activity

On November 2, 2016, the Company redeemed all of the 3.1 million outstanding shares of its 7.75% Series A Cumulative Redeemable Preferred Shares (“Preferred Shares”) with a par value of $77.5 million. The Preferred Shares were redeemed at a redemption price of $25.00 per share, plus accumulated and unpaid dividends up to and including the redemption date of $0.17374 per share. In connection with the redemption of the Preferred Shares, in accordance with EITF D-42, the Company recognized a charge of $2.9 million during the fourth quarter related to excess redemption costs over the original net issuance proceeds.

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During the quarter, the Company did not sell any common shares of beneficial interest through its “at-the-market” equity program (“ATM”). For the full year, the Company sold 4.4 million common shares of beneficial interest at an average sales price of $31.25 per share and raised $136.1 million of net proceeds through the ATM program, after deducting offering costs. As of December 31, 2016, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On December 15, 2016, the Company declared a dividend of $0.27 per common share, a 28.6% increase compared with the Company’s previously declared quarterly dividend of $0.21 per common share. The dividend was paid on January 17, 2017 to common shareholders of record on January 3, 2017.

2017 Financial Outlook

“Our revenue growth expectations are primarily driven by increases in net effective rental rates and reflect continued strong demand for storage balanced by the near-term impact of new supply,” stated Chief Financial Officer Tim Martin. “Our expense growth guidance includes continued pressure on real estate taxes and increases in weather-related costs after a mild 2016. Our guidance also reflects the near-term dilutive impact of our value creation development pipeline that enables us to increase market share in key target markets at attractive risk-adjusted returns.”

The Company estimates that its fully diluted FFO per share, as adjusted, for 2017 will be between $1.52 and $1.57, and that its fully diluted earnings per share for the period will be between $0.70 and $0.75. The Company’s estimates are based on the following key operating assumptions:

•	For 2017, a same-store pool consisting of 433 properties totaling 29.6 million square feet.
•	Same-store net operating income (“NOI”) growth of 4.0% to 5.0% over 2016, driven by revenue growth of 3.75% to 4.75% and expense growth of 4.0% to 5.0%.
•	General and administrative expenses of approximately $35.0 million to $36.0 million.

Key investment and financing assumptions include:

•	Impact of development activity:
o	Four new stores opened in 2015 for a total investment of $65.1 million.
o	Five new stores opened in 2016 for a total investment of $133.4 million.
o

Two new wholly-owned development properties and two new joint venture development property are expected to open in 2017 for a total investment of $159.2 million, of which one property has opened in the first quarter of 2017 for $9.7 million.

o	Four new stores are expected to be acquired at C/O in 2017 for a total investment of $61.1 million.
o	Approximately $0.06 to $0.07 per share of dilution in 2017 related to development activity.
•	Impact of financing activity:
o

Funding 2017 debt maturities and our acquisition and development commitments with long-term capital, with specific impact to 2017 earnings dependent upon the amount, timing, cost and form of capital we raise.

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2017, the Company is targeting $25 million to $75 million of acquisitions, excluding contracts related to joint venture development or purchase

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at completion of construction and issuance of C/O investments discussed above, and $0 to $50 million of dispositions.

2017 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.70	to	$0.75
Plus: real estate depreciation and amortization	0.82		0.82
FFO per diluted share, as adjusted	$1.52	to	$1.57

The Company estimates that its fully diluted FFO per share, as adjusted, for the quarter ending March 31, 2017 will be between $0.35 and $0.36, and that its fully diluted earnings per share for the period will be between $0.13 and $0.14.

1st Quarter 2017 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.13	to	$0.14
Plus: real estate depreciation and amortization	0.22		0.22
FFO per diluted share, as adjusted	$0.35	to	$0.36

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 17, 2017 to discuss financial results for the three and twelve months ended December 31, 2016.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10098872.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through March 17, 2017.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10098872.

Supplemental operating and financial data as of December 31, 2016 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2017 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

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Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): income from discontinued operations, gains from disposition of discontinued operations, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A

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of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

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•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Fourth Quarter 2016	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31,	December 31,
	2016	2015

ASSETS
Storage properties	$3,998,180	$3,467,032
Less: Accumulated depreciation	(671,364)	(594,049)
Storage properties, net (including VIE assets of $208,048 and $136,274, respectively)	3,326,816	2,872,983
Cash and cash equivalents	2,973	62,869
Restricted cash	7,893	24,600
Loan procurement costs, net of amortization	2,150	2,800
Investment in real estate ventures, at equity	98,682	97,281
Other assets, net	36,514	43,631
Total assets	$3,475,028	$3,104,164

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,039,076	$741,904
Revolving credit facility	43,300	—
Unsecured term loans, net	398,749	398,183
Mortgage loans and notes payable, net	114,618	111,455
Accounts payable, accrued expenses and other liabilities	93,764	85,034
Distributions payable	49,239	38,685
Deferred revenue	20,226	17,519
Security deposits	412	403
Total liabilities	1,759,384	1,393,183

Noncontrolling interests in the Operating Partnership	54,407	66,128

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 0 and 3,220,000 shares authorized at December 31, 2016 and December 31, 2015, respectively, 0 and 3,100,000 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	—	31
Common shares $.01 par value, 400,000,000 shares authorized, 180,083,111 and 174,667,870 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	1,801	1,747
Additional paid-in capital	2,314,014	2,231,181
Accumulated other comprehensive loss	(1,850)	(4,978)
Accumulated deficit	(658,583)	(584,654)
Total CubeSmart shareholders’ equity	1,655,382	1,643,327
Noncontrolling interests in subsidiaries	5,855	1,526
Total equity	1,661,237	1,644,853
Total liabilities and equity	$3,475,028	$3,104,164

Fourth Quarter 2016	Page 9

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2016	2015	2016	2015

REVENUES
Rental income	$116,650	$101,732	$449,601	$392,476
Other property related income	12,842	11,434	50,255	45,189
Property management fee income	3,054	1,826	10,183	6,856
Total revenues	132,546	114,992	510,039	444,521
OPERATING EXPENSES
Property operating expenses	42,216	38,234	165,847	153,172
Depreciation and amortization	39,234	37,064	161,865	151,789
General and administrative	8,639	7,082	32,823	28,371
Acquisition related costs	759	816	6,552	3,301
Total operating expenses	90,848	83,196	367,087	336,633
OPERATING INCOME	41,698	31,796	142,952	107,888
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(13,328)	(11,412)	(50,399)	(43,736)
Loan procurement amortization expense	(706)	(582)	(2,577)	(2,324)
Equity in losses of real estate ventures	(845)	(212)	(2,662)	(411)
Gains from sale of real estate, net	—	17,567	—	17,567
Other	228	584	1,062	(228)
Total other expense	(14,651)	5,945	(54,576)	(29,132)
NET INCOME	27,047	37,741	88,376	78,756
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(259)	(485)	(941)	(960)
Noncontrolling interest in subsidiaries	59	(140)	470	(84)
NET INCOME ATTRIBUTABLE TO THE COMPANY	26,847	37,116	87,905	77,712
Distribution to preferred shareholders	(539)	(1,502)	(5,045)	(6,008)
Preferred share redemption charge	(2,937)	—	(2,937)	—
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$23,371	$35,614	$79,923	$71,704

Basic earnings per share from continuing operations attributable to common shareholders	$0.13	$0.21	$0.45	$0.43
Diluted earnings per share from continuing operations attributable to common shareholders	$0.13	$0.20	$0.45	$0.42

Weighted-average basic shares outstanding	180,053	172,984	178,246	168,640
Weighted-average diluted shares outstanding	181,232	174,679	179,533	170,191

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Same-Store Facility Results (407 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2016	2015	Change	2016	2015	Change

REVENUES
Rental income	$101,949	$96,331	5.8%	$402,239	$375,149	7.2%
Other property related income	10,616	10,084	5.3%	42,172	40,194	4.9%
Total revenues	112,565	106,415	5.8%	444,411	415,343	7.0%

OPERATING EXPENSES
Property taxes	10,737	10,564	1.6%	43,875	42,551	3.1%
Personnel expense	9,000	8,861	1.6%	36,287	36,254	0.1%
Advertising	1,500	1,474	1.8%	7,111	6,785	4.8%
Repair and maintenance	1,520	1,582	(3.9)%	5,307	5,252	1.0%
Utilities	3,291	3,126	5.3%	13,413	14,035	(4.4)%
Property insurance	670	848	(21.0)%	3,020	3,652	(17.3)%
Other expenses	4,321	4,532	(4.7)%	17,811	18,680	(4.7)%

Total operating expenses	31,039	30,987	0.2%	126,824	127,209	(0.3)%

Net operating income (1)	$81,526	$75,428	8.1%	$317,587	$288,134	10.2%

Gross margin	72.4%	70.9%		71.5%	69.4%

Period end occupancy (2)	91.8%	91.6%		91.8%	91.6%

Period average occupancy (3)	92.2%	91.9%		92.9%	92.1%

Total rentable square feet	27,828			27,828

Realized annual rent per occupied square foot (4)	$15.89	$15.07	5.4%	$15.56	$14.63	6.4%

Scheduled annual rent per square foot (5)	$16.35	$15.95	2.5%	$16.57	$16.00	3.6%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$81,526	$75,428		$317,587	$288,134
Non same-store net operating income (1)	9,896	3,688		31,975	11,156
Indirect property overhead (6)	(1,092)	(2,358)		(5,370)	(7,941)
Depreciation and amortization	(39,234)	(37,064)		(161,865)	(151,789)
General and administrative expense	(8,639)	(7,082)		(32,823)	(28,371)
Acquisition related costs	(759)	(816)		(6,552)	(3,301)

Operating Income	$41,698	$31,796		$142,952	$107,888

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at December  31 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

Fourth Quarter 2016	Page 11

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net income attributable to the Company's common shareholders	$23,371	$35,614	$79,923	$71,704

Add (deduct):
Real estate depreciation and amortization:
Real property	38,570	36,608	159,495	150,030
Company's share of unconsolidated real estate ventures	2,868	1,983	11,016	7,323
Gains from sale of real estate, net	—	(17,567)	—	(17,567)
Noncontrolling interests in the Operating Partnership	259	485	941	960

FFO attributable to common shareholders and OP unitholders	$65,068	$57,123	$251,375	$212,450

Add:
Acquisition related costs (1)	962	1,023	6,932	3,508
Preferred share redemption charge	2,937	—	2,937	—

FFO attributable to common shareholders and OP unitholders, as adjusted	$68,967	$58,146	$261,244	$215,958

Earnings per share attributable to common shareholders - basic	$0.13	$0.21	$0.45	$0.43
Earnings per share attributable to common shareholders - diluted	$0.13	$0.20	$0.45	$0.42
FFO per share and unit - fully diluted	$0.36	$0.32	$1.38	$1.23
FFO, as adjusted per share and unit - fully diluted	$0.38	$0.33	$1.44	$1.25

Weighted-average basic shares outstanding	180,053	172,984	178,246	168,640
Weighted-average diluted shares outstanding	181,232	174,679	179,533	170,191
Weighted-average diluted shares and units outstanding	183,276	176,881	181,691	172,430

Dividend per common share and unit	$0.27	$0.21	$0.90	$0.69
Payout ratio of FFO, as adjusted	71.1%	63.6%	62.5%	55.2%

(1)

Three months ended December 31, 2016 and 2015 include $0.2 million of acquisition related costs that are included in the Company’s share of equity in losses of real estate ventures. Years ended December 31, 2016 and 2015 include $0.4 million and $0.2 million, respectively, of acquisition related costs that are included in the Company’s share of equity in losses of real estate ventures.

Fourth Quarter 2016	Page 12